EXHIBIT 12

                  POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Millions Except Ratios)


                                                                                                        Three Months
                                                       Year Ended December 31                               ended
                                       ------------------------------------------------------------       March 29,
                                        1993           1994       1995          1996         1997           1998
                                        ----           ----       ----          ----         ----           ----
Earnings/(loss):

Earnings/(loss)
  before income tax
   expense/benefit
     per consolidated
     statement of earnings             $101.7         $160.7     $(201.4)      $ 31.2       $(191.9)        $(26.7)

Add:
Interest expense                         47.9           46.6        52.1         47.4          47.8           12.1
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7          9.3          10.7            2.7
                                       ------         ------     -------       ------       -------        -------

Adjusted earnings/(loss)
  before income tax
    expense/benefit                    $160.0         $217.6     $(137.6)      $ 87.9       $(133.4)       $ (11.9)
                                       ======         ======     ========      ======       =======        =======


Fixed charges:

Interest expense                       $ 47.9         $ 46.6     $  52.1       $ 47.4       $  47.8        $  12.1
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7          9.3          10.7            2.7
Capitalized interest                     12.6            9.7         4.8          5.1           2.6             .5
                                       ------         ------     -------       ------       -------        -------

Total fixed charges                    $ 70.9         $ 66.6      $ 68.6       $ 61.8       $  61.1        $  15.3
                                       ======         ======     =======       ======       =======        =======

Ratio of earnings of                      2.3(a)         3.3        N/A(b)        1.4(c)       N/A(d)         N/A(e)
                                       ======         ======     =======       ======       =======        =======
  fixed charges

--------------------------

(a) In 1993, the Company recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

(b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(c) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(e)  Earnings were insufficient to cover fixed charges by $27.2 million.